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                                                                 Exhibit 99.1(a)

                                                                       EXHIBIT A

                           SALE AND PURCHASE AGREEMENT

This agreement is made on 21 May 2001.

BETWEEN

(1) Pearson Overseas Holdings Limited whose registered office is at 3 Burlington Gardens, London W1 (the "Vendor"); and

(2) Spinmerit Limited whose registered office is 3 Burlington Gardens, London W1 (the "Purchaser")

         Whereby it is agreed as follows:

                                   DEFINITIONS

         1. In this agreement, unless the context otherwise requires, the following definitions shall apply:

                  The "MarketWatch Shares":  shares of common stock of
\                                            MarketWatch.com, Inc., a Delaware
                                             corporation

         2. The Vendor shall sell and the purchaser shall purchase the 5,636,814 MarketWatch Shares (the "Sale Shares") owned by Vendor free from all charges, liens, encumbrances, equities and claims whatsoever and together with all rights which now are, or at any time hereafter may become attached to them.

                                  CONSIDERATION

         3. In consideration for the sale by the Vendor referred to in clause 2, the Purchaser shall pay the Vendor the sum of(pound)17,941,814.21.

         4. Completion of the sale of the Sale Shares shall take place as soon as may be practically arranged. Prior to such completion, the Vendor shall account to the Purchaser for all dividends, bonuses and interest on the Sale Shares and undertakes to deal with the legal title to the Sale Shares in accordance with the instructions of the Purchaser.

                            [SIGNATURE PAGE FOLLOWS.]
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         As witness this Agreement has been signed on behalf on behalf of the parties hereto the day and year above written.


         Signed by                                   /s/ D.H. Colville, Director
         For and on behalf of
         Pearson Overseas Holdings Limited


         In the presence of:                         /s/ S. Jones, Secretary


         Signed by                                   /s/ Peter Gill, Director
         For and on behalf of
         Spinmerit Limited


         In the presence of:                         /s/ S. Jones, Secretary